Exhibit 99.1

Cellectar Biosciences Announces One-for-Thirty Reverse Stock Split

FLORHAM PARK, N.J., June 18, 2025 -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of drugs for the treatment of cancer, today announced a one-for-thirty reverse stock split (the “Reverse Stock Split”) of the company’s common stock, par value $0.00001, which will become effective at 12:01 a.m. Eastern Time on Tuesday, June 24, 2025. The company’s common stock will continue to trade under its current trading symbol, CLRB, on the Nasdaq Global Select Market (“Nasdaq”) on a split-adjusted basis when the market opens on Tuesday, June 24, 2025, with the new CUSIP number 15117F880.

The Reverse Stock Split was approved by the company’s stockholders at an annual meeting held on June 13, 2025, with the final ratio subsequently determined by the company’s board of directors. As a result of the Reverse Stock Split, every 30 shares of the company’s pre-split common stock issued and outstanding will be automatically reclassified into one new share of the company’s common stock. The Reverse Stock Split will reduce the number of shares of common stock issued and outstanding from 54,361,197 shares to approximately 1,812,040, subject to adjustment due to the payment of cash in lieu of fractional shares. There will be no change to the number of authorized shares or the par value per share.

The Reverse Stock Split will affect all stockholders uniformly and will not alter any stockholder’s percentage ownership interest, except to the extent that the Reverse Stock Split results in fractional share amounts. Stockholders who would otherwise hold a fractional share of common stock will receive a cash payment in lieu of such fractional share.

As a result of the Reverse Stock Split, the number of shares of common stock available for issuance under the company’s equity incentive plans will be proportionately affected. Additionally, under the terms of our outstanding stock options and warrants, when the Reverse Stock Split becomes effective, the number of shares of our common stock covered by each of them would be divided by the number of shares being combined into one share of our common stock in the Reverse Stock Split and the exercise or conversion price per share would be increased to a dollar amount equal to the current exercise or conversion price, multiplied by the number of shares being combined into one share of our common stock in the Reverse Stock Split. This results in the same aggregate price being required to be paid upon exercise as was required immediately preceding the Reverse Stock Split. Furthermore, the conversion ratio of our outstanding preferred stock would also adjust proportionately.

Equiniti Trust Company, LLC (“Equiniti”) is acting as the transfer agent for the Reverse Stock Split. Equiniti will provide notice to stockholders of record, issue post-split shares in paperless “book-entry” form, and hold the shares in an account set up for each respective stockholder without the need for stockholder action. Registered stockholders holding pre-split shares of the company's common stock are not required to take any action to receive post-split shares. Stockholders owning shares in "street name" or via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to the particular processes of such broker, bank, trust or other nominee, and will not be required to take any action in connection with the Reverse Stock Split.

Additional information regarding the Reverse Stock Split is available in the company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2025, a copy of which is available at www.sec.gov and on the company's website. Additionally, a supplement to the proxy statement was filed with the Securities and Exchange Commission on June 11, 2025, to include the Amendment to the Certificate of Incorporation to Effect a Reverse Stock Split as Appendix A.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is a late-stage clinical biopharmaceutical company focused on the discovery and development of proprietary drugs for the treatment of cancer, independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop the next-generation of cancer cell-targeting treatments, delivering improved efficacy and better safety as a result of fewer off-target effects.

The company’s product pipeline includes: iopofosine I 131, a PDC designed to provide targeted delivery of iodine-131 (radioisotope), for which the FDA has granted Breakthrough Therapy Designation; CLR 121225, an actinium-225 based program being targeted to several solid tumors with significant unmet need, such as pancreatic cancer; and CLR 121125, an iodine-125 Auger-emitting program targeted in other solid tumors, such as triple negative breast, lung and colorectal, as well as proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

In addition, iopofosine I 131 has been studied in Phase 2b trials for relapsed or refractory multiple myeloma (MM) and central nervous system (CNS) lymphoma, and the CLOVER-2 Phase 1b study, targeting pediatric patients with high-grade gliomas, for which Cellectar is eligible to receive a Pediatric Review Voucher from the FDA upon approval. The FDA has also granted iopofosine I 131 six Orphan Drug, four Rare Pediatric Drug and two Fast Track Designations for various cancer indications.

For more information, please visit www.cellectar.com or join the conversation by liking and following us on the company’s social media channels: X, LinkedIn, and Facebook.

Forward Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to identify suitable collaborators, partners, licensees or purchasers for our product candidates and, if we are able to do so, to enter into binding agreements with regard to any of the foregoing, or to raise additional capital to support our operations, or our ability to fund our operations if we are unsuccessful with any of the foregoing. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2024, and our Form 10-Q for the quarter ended March 31, 2025. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contact

INVESTORS:

Anne Marie Fields

Precision AQ

212-362-1200

annemarie.fields@precisionaq.com